UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

NEW YORK MORTGAGE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1301 Avenue of the Americas
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2008

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on June 12, 2008 at 9:00 a.m., local time, at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, NY 10166 to consider and take action on the following:

(1)	To elect seven members to the Board of Directors for a term of one year each;
(2)	To consider and act upon a proposal to ratify and approve, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on April 23, 2008 as the record date for determining the stockholders entitled to notice and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please complete, sign, date and return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

David A. Akre
Vice-Chairman and Co-Chief Executive Officer

New York, New York
April 29, 2008

NEW YORK MORTGAGE TRUST, INC.

i

1301 Avenue of the Americas
New York, New York 10019

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York on June 12, 2008 at 9:00 a.m., local time, and at any adjournment and postponement thereof. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card. This proxy statement and the accompanying proxy card were first sent to stockholders on or about April 29, 2008. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card.

The mailing address of our principal executive offices is 1301 Avenue of the Americas, New York, New York 10019. We maintain an internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors; (2) ratify and approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the director nominees, “for” ratification and approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend our Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;
•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or
•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock or Series A Cumulative Convertible Redeemable preferred stock (“Series A Preferred Stock”) of our Company are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on April 23, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. Holders of our Series A Preferred Stock have voting rights that allow the holder to vote on the same matters as our common stockholders, voting together with the common stock as a single class on an “as converted” basis. Our Series A Preferred Stock has a conversion ratio of five shares of common stock for each share of Series A Preferred Stock. Therefore, on all matters to come before the Annual Meeting, each holder of (i) common stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned and (ii) Series A Preferred Stock will be entitled to vote at the Annual Meeting and will be entitled to five votes for each share of Series A Preferred Stock owned. As of the close of business on April 23, 2008, the Company had outstanding 18,640,209 shares of common stock and 1,000,000 shares of Series A Preferred Stock, or, for purposes of determining a quorum, 23,640,209 shares outstanding on an “as converted” basis.

The representation in person or by proxy of a majority of the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your common stock or Series A Preferred Stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

The vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is necessary for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

For purposes of the election of directors and ratification of the appointment of our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Brokers, banks or other nominees (collectively referred to as “brokers”) holding shares of our common stock or Series A Preferred Stock for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Since the election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are routine matters for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the seven director nominees or the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008.

If you do not provide voting instructions to your broker for our common stock or Series A Preferred Stock held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm or (2) leave your shares unvoted. As discussed above, if you do not provide specific voting instructions to your broker and your broker returns the signed proxy card, but leaves your shares unvoted, the named proxy holders will vote your shares in their discretion. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

PROPOSAL ONE: ELECTION OF DIRECTORS

Upon completion of the issuance and sale of the Series A Preferred Stock on January 18, 2008 and pursuant to the stock purchase agreement providing for the sale of the Series A Preferred Stock, James J. Fowler and Steven M. Abreu were appointed to our Board of Directors, with Mr. Fowler being appointed the non-executive chairman of our Board of Directors. In addition, concurrent with the completion of the issuance and sale of the Series A Preferred Stock and pursuant to the stock purchase agreement, Steven B. Schnall, Mary Dwyer Pembroke, Jerome F. Sherman and Thomas W. White resigned as members of our Board of Directors, thereby reducing the size of our Board to seven directors. In addition, pursuant to the stock purchase agreement providing for the sale of the Series A Preferred Stock, the holders of our Series A Preferred Stock have the right to appoint one additional “independent” director, as such term is defined under the rules of the NASDAQ Stock Market, to stand for election to our Board of Directors at the Annual Meeting. Pursuant to the stock purchase agreement, the additional director would replace one of our independent director nominees named below. Although the holders of our Series A Preferred Stock have not exercised their right to appoint one additional independent director as of the date of this proxy statement, in the event the holders of our Series A Preferred Stock exercise this right prior to the Annual Meeting, we will amend this proxy statement prior to the Annual Meeting to provide stockholders with the requisite information regarding any new director nominee.

Our Board of Directors has fixed the number of directors at seven. The seven persons named below are nominated to serve on our Board of directors until the 2009 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Each nominee is currently a director of our company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
James J. Fowler	Managing Director of JMP Asset Management LLC	2008	46
David A. Akre	Vice Chairman and Co-Chief Executive Officer of the Company	2003	50
Steven R. Mumma	Co-Chief Executive Officer, President and Chief Financial Officer of the Company	2007	49
Steven M. Abreu	Chief Executive Officer and President, GreenPoint Mortgage Funding, Inc.	2008	43
David R. Bock	Managing Partner, Federal City Capital Advisors	2004	64
Alan L. Hainey	Owner and Manager, Carolina Dominion LLC	2004	62
Steven G. Norcutt	Executive Vice President and Chief Operating Officer, Centennial Mortgage Funding, Inc.	2004	48

James J. Fowler  is Non-Executive Chairman of our Board of Directors and also the non-compensated Chief Investment Officer of Hypotheca Capital, LLC and New York Mortgage Funding, LLC. two of our subsidiaries. Mr. Fowler has served as a managing director of JMP Asset Management LLC (“JMPAM”) and as the president of JMP Realty Trust, Inc., a private REIT that is externally managed by JMPAM and which is one of the investors in our Series A Preferred Stock. JMPAM and JMP Realty Trust, Inc. are affiliates of JMP Group, Inc., which is also a significant holder of our common stock and Series A Preferred Stock. Mr. Fowler served as co-director of research and as a senior research analyst at JMP Securities LLC from 2001 until 2007, and served as a senior research analyst at Thomas Weisel Partners from 1999 until 2001 and at Montgomery Securities from 1995 until 1999. Mr. Fowler has prior mortgage-backed securities analysis and trading experience with Oppenheimer & Co. and Ocwen Financial Corporation.

David A. Akre  is Vice-Chairman of our Board of Directors and is our Co-Chief Executive Officer, a position he has held since our formation in 2003. Prior to co-founding our company, Mr. Akre served as Vice President in Capital Markets at Thornburg Mortgage Corporation, a publicly traded residential mortgage REIT, from 1997 to 2003. From 1995 to 1997, Mr. Akre was a whole loan trader at Principal Asset Markets, a subsidiary of Principal Life, a boutique whole loan broker-dealer located in New Jersey. From 1988 to 1995, Mr. Akre served in a variety of positions, including Vice President, with GE Capital Mortgage Corporation. These positions included responsibility for mortgage pipeline hedging, bidding bulk fixed-rate loan pools, securitization of specific mortgage portfolios for public pension funds, and brokering loans between mortgage insurance clients. From 1985 to 1988, Mr. Akre worked in institutional taxable fixed income sales for Security Pacific Merchant Bank in New York, and prior to that, Mr. Akre worked in mortgage origination for three mortgage banking companies in New York. Mr. Akre received a B.S. in nautical science from the United States Merchant Marine Academy.

Steven R. Mumma  is our President, Co-Chief Executive Officer and Chief Financial Officer. Mr. Mumma was named President and Co-Chief Executive Officer effective March 31, 2007 after the divestiture of the Company’s mortgage lending business, and has served as Chief Financial Officer since November 2006. Prior to serving the Company in his current capacity, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and Chief Operating Officer, commencing in November 2003. From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp, a wholly-owned subsidiary of Natexis Banques Populaires. From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole. Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp. Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc. Prior to joining PaineWebber, from 1984 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young. Mr. Mumma is a certified public accountant, and received a B.B.A. cum laude from Texas A&M University.

Steven M. Abreu  is currently the Chief Executive Officer and President of GreenPoint Mortgage Funding, Inc., a position he has held since 2005. Prior to joining GreenPoint Mortgage Funding, Inc. in 1999, Mr. Abreu was Executive Vice President of Headlands Mortgage Company from 1995 to 1998 and a Vice President in Donaldson, Lufkin & Jenrette’s mortgage-backed securities department from 1993 to 1994. Mr. Abreu has been a member of Fannie Mae’s National Advisory Council and the Residential Board of Governors of the Mortgage Bankers Association and the Freddie Mac Advisory Council.

David R. Bock  has served as a member of our Board of Directors since completion of our initial public offering (“IPO”) in June 2004. Mr. Bock is the Managing Partner of Federal City Capital Advisors, a Washington, D.C. based business and financial advisory services company, a position he has held since 2004. Mr. Bock was Chief Financial Officer of I-Trax, Inc., a publicly traded (AMEX) healthcare company, from 2004 to 2006. From 1995 to 2004, Mr. Bock was a managing partner of Federal City Capital Advisors. From 2000 to 2002, Mr. Bock also served as Executive Vice President and Chief Financial Officer of Pedestal Inc., an online mortgage-backed securities trading platform. From 1992 to 1995, Mr. Bock served as a Managing Director at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Bock served as Director, Operations Staff at The World Bank, where he was responsible for integrating policy, strategy and budget across four geographic regions and where he served as a member of the bank’s senior management investment committee. Mr. Bock also served in a number of other management positions at The World Bank from 1974 to 1979 and 1982 to 1989 including Director, Bank Group Financial Policy, Director, Country Debt Restructuring and Liability Management and Division Chief, Funding Strategy. From 1979 to 1982, Mr. Bock was a partner of Atlantic Resources, a merchant bank focused on energy, agriculture and transportation projects in the Mid-Atlantic region of the U.S. Prior to this, Mr. Bock was an associate at McKinsey & Company. Mr. Bock received a B.A. in Philosophy from the University of Washington and M.Phil. in Economics from Oxford University, where he was a Rhodes Scholar.

Alan L. Hainey  has served as a member of our Board of Directors since completion of our IPO in June 2004. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. In 2001, Mr. Hainey incorporated and funded the

Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President. From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management. From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of the GE Capital corporate executive council. From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities. Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Steven G. Norcutt  has served as a member of our Board of Directors since completion of our IPO in June 2004. Since May 2001, Mr. Norcutt has served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Mr. Norcutt’s responsibilities at Centennial Mortgage and Funding, Inc., include oversight of firm profitability, diversification of product mix, recruiting, technology, production management, financial management and financial reporting. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received a M.B.A. in Finance from the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL TWO: RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as our company’s independent registered public accounting firm for the year ending December 31, 2008. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Deloitte & Touche LLP as the independent registered public accounting firm of our company. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” below.

We expect that a representative of Deloitte & Touche LLP will be present at our annual meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote FOR the ratification and approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Bylaws and Corporate Governance Guidelines require that a majority of our directors be independent. Although our shares of common stock are no longer listed on the New York Stock Exchange (“NYSE”), our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and our company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between our company and the director exists of a type not specifically mentioned in the categorical standards, including certain business relationships for which disclosure is required in this proxy statement, the Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•	a director who is, or who has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer, of the Company;
•	a director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from our company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);
•	(i) a director who is or whose immediate family member is a current partner of a firm that is our company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;
•	a director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executives at the same time serves or served on that company’s compensation committee; or
•	a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that the following members of our Board are independent: Steven M. Abreu, David R. Bock, Alan L. Hainey and Steven G. Norcutt. We presently have seven directors, including these four independent directors.

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board of Directors, usually at the meeting following such action.

Executive Sessions of Our Non-Management Directors

The non-management directors of our Board of Directors will occasionally meet in executive sessions that exclude members of the management team. There were four executive sessions held during the year ended December 31, 2007. Our Board of Directors has determined that a Discussion Leader should chair all meetings of non-management directors. During these meetings, the Discussion Leader has the power to lead the meeting, set the agenda and determine the information to be provided. The Discussion Leader position rotates among the chairs of each of the independent Board Committees in the following order: Nominating & Corporate Governance Committee, Compensation Committee and Audit Committee. Stockholders and other interested persons may contact the Discussion Leader in writing by mail c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Secretary. All such letters will be forwarded to the Discussion Leader for the next meeting of our non-executive management directors.

Audit Committee

The Audit Committee of the Board of Directors is comprised of Messrs. Bock (Chairman), Hainey and Norcutt. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for Audit Committee members set forth in the rules of the Securities and Exchange Commission (“SEC”) and in accordance with the Company’s independence criteria discussed above under “ —  Independence of Our Board of Directors,” and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Bock is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things:

•	serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our internal audit function;
•	overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the audit committee;
•	providing an open means of communication among our independent registered public accounting firm, accountants, financial and senior management, our internal audit and our corporate compliance areas and our Board of Directors;
•	resolving any disagreements between our management and our independent registered public accounting firm regarding our financial reporting;
•	meeting at least quarterly with our senior executives, internal audit staff and independent registered public accounting firm; and
•	preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met eight times during the year ended December 31, 2007. For more information, please see “Audit Committee Report” beginning on page 31.

Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Messrs. Hainey (Chairman), Abreu and Norcutt. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “ —  Independence of Our Board of Directors.” The Compensation Committee operates under a written charter adopted by our Board of Directors. In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs, including our 2005 Stock Incentive Plan (the “2005 Plan”). The Compensation Committee’s basic responsibility is to assure that our Co-Chief Executive Officers and key management are compensated fairly and effectively in a manner consistent with our company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met three times during the year ended December 31, 2007. For more information, please see “Compensation Committee Report on Executive Compensation” beginning on page 30.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board of Directors is comprised of Messrs. Norcutt (Chairman), Abreu and Bock. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the Company’s independence criteria discussed above under “ —  Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and
•	oversees the evaluation of our Board of Directors and management.

The Nominating & Governance Committee met three times during the year ended December 31, 2007.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officers and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our co-chief executive officers and chief financial officer by posting such information on our website at www.nymtrust.com, Investor Relations, Corporate Governance.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com, and these documents are available in print to any stockholder upon request by writing to New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2009 Annual Meeting of Stockholders may nominate persons for election to the Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2009 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the directors qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of the Board of Directors’ needs.

Communications with Our Board of Directors

Our Board of Directors has approved unanimously a process for stockholders to send communications to our Board. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Secretary. The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2009 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2009 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2009 Annual Meeting of Stockholders, scheduled to be held in June 2009, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 31, 2008 for inclusion in our proxy statement and the form of proxy relating to our 2009 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 31, 2008 for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders.

Although stockholder proposals received by us after December 31, 2008 will not be included in our proxy statement or proxy card for the 2009 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2009 Annual Meeting of Stockholders if properly submitted in accordance with our Bylaws. Our Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019, Attn: Secretary, not earlier than December 31, 2008, and not later than January 30, 2009. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:
•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;
•	the class, series and number of shares of stock of our company beneficially owned by that stockholder and/or stockholder associated person; and
•	to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and
•	As to each person whom the stockholder proposes to nominate for election as a director:
•	the name, age, business address and residence address of the person;
•	the class, series and number of shares of stock of our company that are beneficially owned by the person;
•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and
•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;
•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and
•	any material interest of the stockholder in such business.

Directors Attendance at Meetings of Our Board of Directors and Annual Meeting

Our Board of Directors held 19 meetings, including 4 regularly scheduled quarterly meetings, during 2007. All incumbent directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2007.

The Company has a policy that directors attend the Annual Meeting of Stockholders. All of the Company’s directors attended the 2007 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with JMPAM and the Advisory Agreement

Concurrent and in connection with the issuance of our Series A Preferred Stock on January 18, 2008, we entered into an advisory agreement with JMPAM, which is an affiliate of JMP Group, Inc. and JMP Realty Trust, Inc. As of April 23, 2008, JMPAM and JMP Group, Inc. beneficially owned approximately 16.8% and 12.2% of our common stock. Under the agreement, JMPAM advises two of our wholly-owned subsidiaries, Hypotheca Capital, LLC (formerly known as The New York Mortgage Company, LLC) and New York Mortgage Funding, LLC, as well as any additional subsidiaries acquired or formed in the future to hold investments made on our behalf by JMPAM. We refer to these subsidiaries in our periodic reports filed with the SEC as the “Managed Subsidiaries.” As previously disclosed, we have an approximately $62.0 million net operating loss carry-forward that remains with us after the sale of our mortgage lending business. As an advisor to the Managed Subsidiaries, we expect that JMPAM will, at some point in the future, focus on the acquisition of alternative mortgage related investments on behalf of the Managed Subsidiaries. Some of those investments may allow us to utilize all or a portion of the net operating loss carry-forward to the extent available by law. Because we intend to focus our investment efforts on Agency MBS, we currently have no plans to acquire alternative mortgage related investments to be held in the Managed Subsidiaries. The commencement of any activity by JMPAM must be approved by the Board of Directors and any subsequent investment on behalf of Managed Subsidiaries must adhere to investment guidelines adopted by our board of directors. As of March 31, 2008, JMPAM was not managing any assets in the Managed Subsidiaries, but was earning a base advisory fee on the net proceeds to our Company from our private offerings in each of January 2008 and February 2008. As of the date of this proxy statement, we expect to pay approximately $0.7 million in advisory fees to JMPAM during the 2008 fiscal year.

In addition, pursuant to the stock purchase agreement providing for the sale of the Series A Preferred Stock to JMP Group, Inc. and certain of its affiliates, James J. Fowler and Steven M. Abreu were appointed to our Board of Directors, with Mr. Fowler being appointed the non-executive chairman of our Board of Directors. In addition, concurrent with the completion of the issuance and sale of the Series A Preferred Stock and pursuant to the stock purchase agreement, four of our then-existing directors resigned from the Board. As noted above under “Proposal One — Election of Directors,” pursuant to the stock purchase agreement providing for the sale of the Series A Preferred Stock, the holders of our Series A Preferred Stock have the right to appoint one additional “independent” director, as such term is defined under the rules of the NASDAQ Stock Market, to stand for election to our Board of Directors at the Annual Meeting. Pursuant to the stock purchase agreement, the additional director would replace one of our independent director nominees named below. For more information, see “Proposal One — Election of Directors.”

James J. Fowler, the Non-Executive Chairman of our Board of Directors and also the non-compensated Chief Investment Officer of Hypotheca Capital, LLC and New York Mortgage Funding, LLC, is a managing director of JMPAM and the president of JMP Realty Trust, Inc., a private REIT that is externally managed by JMPAM and which is one of the investors in our Series A Preferred Stock. JMPAM and JMP Realty Trust, Inc. are affiliates of JMP Group, Inc. For more information on our relationship with JMPAM and the risks and related thereto, see “Our Relationship with JMPAM and the Advisory Agreement” under Item 1 and “Risks Related to the Advisory Agreement with JMPAM — There are conflicts of interest in our relationship with JMPAM, which could result in decisions that are not in the best interests of shareholders” under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007.

Approval of Related Party Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. Pursuant to our Audit Committee Charter, the Audit Committee is responsible for reviewing any past or proposed transactions between our Company and management. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction. Under our Code of Business Conduct and Ethics, it is the Company’s policy that any transaction involving a potential conflict of interest be submitted to our Board of Directors, or a designated committee thereof, for review.

COMPENSATION OF DIRECTORS

As compensation for serving on our board of directors in 2007, each of our non-employee directors received an annual retainer of $25,000 and a fee of $1,000 for each full board meeting attended in person or telephonically and a fee of $1,000 for each committee meeting attended in person or telephonically, provided such committee meeting occurred on a date different from a full board meeting date. In the case of quarterly meetings, which are normally held over two days and include multiple committee meetings, our non-employee directors received a fee of $2,000 regardless of the number of board and committee meetings held on those days. When multiple board and/or committee meetings are held on days other than on the days of the regularly scheduled quarterly board meetings, our non-employee directors received a maximum fee of $1,000 per day regardless of the number of board and committee meetings held on that day. The chairpersons of the Audit, Compensation and Nominating & Corporate Governance committees each received annual retainers of $7,500, $6,000 and $5,000, respectively, for their service as chairpersons of those committees. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on the board of directors and any and all committees.

Since completion of our initial public offering, it has been our policy to provide each of our non-employee directors with annual stock awards valued at approximately $15,000. In the year ended December 31, 2007, we granted 7,500 shares of our common stock to each of our non-employee directors , other than Mr. Schnall, who received a grant of 5,921 shares of our common stock, pro rated for his partial year service as a non-employee director.

Upon completion of the issuance and sale of the Series A Preferred Stock on January 18, 2008 and pursuant to the stock purchase agreement providing for the sale of the Series A Preferred Stock, the Board of Directors agreed that as compensation for serving on the Board of Directors in 2008, each of the Company’s independent directors will receive an annual retainer of $20,000. In addition, as compensation for serving on each of the Audit, Compensation and Nominating Corporate Governance Committees of our Board of Directors in 2008, each committee member will receive an additional annual retainer of $5,000. During the 2008 fiscal year, directors will not receive fees or other compensation for attending meetings of the Board of Directors or committees thereof, but will continue to be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Directors and any and all committees.

The following table presents information relating to total compensation of our directors for the fiscal year ended December 31, 2007. Messrs. Mumma and Akre received no compensation for their service on the board of directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
David R. Bock	$53,250	$14,250	—	—	—	—	$67,500
Alan L. Hainey	$49,500	$14,250	—	—	—	—	$63,750
Steven G. Norcutt	$51,000	$14,250	—	—	—	—	$65,250
Mary Dwyer Pembroke(2)	$50,750	$14,250					$65,000
Steven B. Schnall(2)(3)	$32,750	$11,250					$44,000
Jerome F. Sherman(2)	$59,500	$14,250					$73,750
Thomas W. White(2)	$52,500	$14,250					$66,750

(1)	In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for our directors recognized in our audited financial statements for the year ended December 31, 2007. Stock awards to our non-employee directors vest in full on the grant date.
(2)	As described above under “Proposal One: Election of Directors,” this individual resigned as a director effective January 18, 2008.

(3)	Mr. Schnall served as our non-executive Chairman of the Board from March 31, 2007 until January 18, 2008. Mr. Schnall’s cash and stock compensation reflected in this table was pro rated for his partial year of service as a non-employee director. Mr. Schnall resigned as our Co-Chief Executive Officer and President effective March 31, 2007. Compensation paid to Mr. Schnall for her service as President and Co-Chief Executive Officer from January 1, 2007 through March 31, 2007 is set forth below in the “Summary Compensation Table.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2007.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2007. Messrs. Bock, Hainey, Norcutt, Schnall, Sherman and White and Ms. Pembroke failed to timely file a Form 4 with respect to a single award of common stock in June 2007. These awards have since been reported and all transactions are reflected in this proxy statement

EXECUTIVE OFFICERS

The following table contains information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position
David A. Akre	50	Vice Chairman of the Board and Co-Chief Executive Officer
Steven R. Mumma	49	President, Co-Chief Executive Officer and Chief Financial Officer

For information on Messrs. Akre and Mumma, please see their respective biographical descriptions provided above under the caption “Proposal One: Election of Directors — Nominees for Election as Directors.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 31, 2008, regarding our common stock owned of record or known by us to be owned beneficially by each director and nominee for director, each executive officer and all directors, nominees and executive officers as a group. At April 23, 2008, we had 18,640,209 shares of common stock outstanding. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table has sole voting and investment power over the common stock beneficially owned by that person. The address for each individual listed below is: c/o New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York 10019.

Beneficial Owners	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(1)
David A. Akre	19,960	*
Steven R. Mumma	6,683	*
Steven G. Norcutt	3,500	*
Alan L. Hainey	3,400	*
David R. Bock	3,000	*
James J. Fowler	—	*
Steven M. Abreu	—	*
All directors and executive officers as a group (7 persons)	36,543	*

*	Represents less than one percent of our issued and outstanding shares.
(1)	All amounts shown in this column include shares obtainable upon exercise of stock options or any other right currently exercisable or exercisable within 60 days of March 31, 2008. Percent ownership assumes that all shares obtainable upon exercise of stock options or any other right currently exercisable or exercisable within 60 days of March 31, 2008 are obtained by such person, but assumes that none of the shares obtainable by other persons (listed in this table) upon exercise of stock options or any other right currently exercisable or exercisable within 60 days of March 31, 2008 are obtained. In calculating the percentage of class for our directors, our director nominees and our executive officers as a group, we have included all of the shares owned beneficially by each person listed in this table.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

To our knowledge, based solely upon information filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, as of March 31, 2008, beneficial owners of more than 5% of our common stock are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Trafelet Capital Management, L.P.(1) 900 Third Avenue, 5th Floor New York, NY 10022	1,860,000	10.0%
JMP Group, Inc.(2) 600 Montgomery Street Suite 1100 San Francisco, CA 94111	2,429,171	12.2%
JMP Asset Management LLC(3) 600 Montgomery Street Suite 1100 San Francisco, CA 94111	3,771,903	16.8%
Mandarin Inc.(4) c/o Cay House P.O. Box N-7776 E.P. Taylor Drive Lyford Cay, New Providence, Bahamas	1,841,000	9.9%
T. Rowe Price Small-Cap Value Fund, Inc.(5) 100 East Pratt Street Baltimore, MD 21202	1,500,000	8.0%
Wellington Management Company, LLC(6) 75 State Street Boston, MA 02109	2,609,629	14.0%

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on March 13, 2008 by Trafelet Capital Management, L.P., Trafelet & Company, LLC, Remy W. Trafelet, Delta Offshore Master, Ltd. and Delta Offshore, Ltd. Trafelet Capital Management, L.P., Trafelet & Company, LLC and Remy W. Trafelet each report that they have shared voting power over 1,860,000 shares of common stock and shared dispositive power over 1,860,000 shares of common stock, while Delta Offshore Master, Ltd. and Delta Offshore, Ltd. each report that they have shared voting power over 1,070,400 shares of common stock and shared dispositive power over 1,070,400 shares of common stock. The business address for Trafelet Capital Management, L.P., Trafelet & Company, LLC and Remy W. Trafelet is 900 Third Avenue, 5th Floor, New York, NY 10022 and the business address for Delta Offshore Master, Ltd. and Delta Offshore, Ltd. is c/o BNY Alternative Investment Services Ltd., 48 Par-la-Ville Road, Suite 464, Hamilton, HM11, Bermuda.
(2)	Information based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 25, 2008 by JMP Group, Inc., after giving effect to the expiration on April 4, 2008 of an option to purchase additional shares of our Series A Preferred Stock. The reporting person has sole voting power over 2,429,171 shares of common stock and sole dispositive power over 2,429,171 shares of common stock. Calculated based on the quotient of (a) 1,179,171 shares of the Company’s common stock and 250,000 shares of Series A Preferred Stock beneficially owned by the reporting person; the immediate convertibility of such Series A Preferred Stock into 1,250,000 shares of our common stock; divided by (b) 18,640,209 shares of common stock outstanding at March 31, 2008 and the 1,250,000 shares of common stock underlying the Series A Preferred Stock. The Series A Preferred Stock votes with the common stock (on an as converted basis).
(3)	Information based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 25, 2008 by JMP Asset Management LLC, after giving effect to the expiration on April 4, 2008 of an option to purchase additional shares of our Series A Preferred Stock. The reporting person has sole voting power over 3,771,903 shares of common stock and sole dispositive power over 3,771,903 shares of common stock. Calculated based on the quotient of (a) 750,000 shares of our Series A Preferred Stock beneficially owned by the reporting person; the immediate convertibility of such Series A Preferred Stock into 3,750,000 shares of our common stock; and 21,903 shares of common stock beneficially owned by the reporting person; divided by (b) 18,640,209 shares of common stock issued and outstanding as of March 31, 2008 and the 3,750,000 common shares into which our Series A Preferred Stock held by the reporting person is convertible. The outstanding Series A Preferred Stock votes with the common stock (on an as converted basis).
(4)	Information based on a Schedule 13G filed jointly with the Securities and Exchange Commission on February 28, 2008 by Mandarin Inc. and Joseph Lewis. Mandarin Inc. and Joseph Lewis each report that they have shared voting power over 1,841,000 shares of common stock and shared dispositive power over 1,841,000 shares of common stock. Joseph Lewis is a director and the President of Mandarin Inc. and is the sole indirect owner of, and controls, Mandarin Inc.
(5)	Information based on a stock purchase agreement dated as of February 14, 2008, by and among our Company and the investors listed on Schedule I thereto (including this reporting person). The business address for this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.
(6)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2008 by Wellington Management Company LLP. The reporting person has shared voting power over 1,863,929 shares of common stock and shared dispositive power over 2,609,629 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee assumed responsibility for executive officer compensation matters upon completion of our IPO in June 2004, and our executive compensation programs have been administered by the Compensation Committee since that time. The Compensation Committee is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our named executive officers, including determining salaries, annual cash bonuses, restricted stock and change in control and termination arrangements.

We are a self-advised real estate investment trust, or REIT, in the business of investing, on a leveraged basis, in Agency mortgage-backed securities, or MBS, prime adjustable-rate mortgage loans and non-Agency MBS. The mortgage REIT industry is a highly competitive business that requires a highly qualified executive management team with strong vision and operational skills. The Compensation Committee’s policy is to devise and implement compensation for officers and employees commensurate with their position and determined with reference to performance and compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to us or with which we competes for qualified personnel.

The individuals who served as our Vice Chairman and Co-Chief Executive Officer and President, Co-Chief Executive Officer and Chief Financial Officer, as of December 31, 2007, and the three most highly compensated officers other than the Co-Chief Executive Officers and the Chief Financial Officer during the 2007 fiscal year, each of whom is listed in the Summary Compensation Table beginning on page 24, are referred to as the named executive officers.

We completed two strategic transactions in 2007 that resulted in our exit from the mortgage lending business. Since March 31, 2007, we have exclusively focused our efforts on our mortgage portfolio management business. Because the mortgage portfolio management business requires fewer personnel to operate the business, including fewer executive officers, we reduced the number of people employed by us to 8 at December 31, 2007, down from 616 at December 31, 2006.

In connection with the sale of our mortgage lending business, two of the named executive officers resigned from our company effective March 31, 2007. These two individuals, Steven B. Schnall, formerly our Executive Chairman, Co-Chief Executive Officer and President, and Joseph V. Fierro, formerly the Chief Operating Officer of Hypotheca, served as named executive officers since completion of our IPO in 2004. We entered into separation and release agreements with each of Messrs. Schnall and Fierro effective March 31, 2007 that provided for, among other things, the vesting of 3,171 shares of restricted stock held by Mr. Schnall, and 1,359 shares of restricted stock held by Mr. Fierro. Messrs. Schnall and Fierro received no other severance compensation. A third named executive officer, A. Bradley Howe, our Senior Vice President and General Counsel, ceased to be employed by us effective December 31, 2007. As of March 31, 2008, we had two executive officers.

Concurrent with, and as a condition precedent to, the closing on January 18, 2008 of the private placement of our Series A Preferred Stock, we entered into new employment agreements with Steven R. Mumma and David A. Akre, our Co-Chief Executive Officers, which supersede and replace the previous employment agreements with these executive officers. Each of the new employment agreements will expire on December 31, 2009, with no automatic renewal or extension, and provide for (i) an initial base salary of $150,000, (ii) the payment of up to $150,000 in special bonuses during 2008 if we achieve certain specified milestones and (iii) payment of potential annual cash incentive bonuses pursuant to a performance bonus plan to be established by the compensation committee of the Board of Directors. The compensation committee has yet to adopt a performance bonus plan for 2008.

Compensation Philosophy and Objectives

The objectives of our executive compensation program in 2007 were to:

•	compensate our named executive officers at a rate commensurate with their positions and determined with reference to performance and compensation paid to similarly situated employees of companies which the Compensation Committee deems to be comparable to our company;
•	align the interests of our executive officers with those of our stockholders; and
•	to attract and retain highly qualified executive officers.

To accomplish these objectives during 2007, we used the five elements discussed below in setting total executive compensation for the named executive officers.

Share Ownership Guidelines

The named executive officers are not formally required to achieve or maintain any particular level of stock ownership in us. For more information on the share ownership of our executive officers, see “Share Ownership of our Directors and Executive Officers” above.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Co-Chief Executive Officers and reviewing and approving compensation for our other named executive officers in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of each of our named executive officers, including the Co-Chief Executive Officers.

The Compensation Committee has typically reviewed compensation levels for our named executive officers near the beginning of each calendar year. In determining compensation for a specific executive, the Compensation Committee considers many factors, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs, our financial performance and certain discretionary factors. For executive officers other than the Co-Chief Executive Officers, the Compensation Committee considers the recommendations made by our Co-Chief Executive Officers. As of December 31, 2006, Mr. Howe was determined to be a named executive officer. As such, prior to 2007, all compensation awarded to Mr. Howe was determined and approved by our Co-Chief Executive Officers.

The Compensation Committee reviewed all elements of compensation and total compensation payable to each of the named executive officers. As part of this review, the Compensation Committee considered the compensation practices at other companies that it deems generally comparable, including certain active and passive mortgage real estate investment trusts selected by our compensation consultant during its review of our compensation programs in 2005.

Executive Compensation Program Components

The components of our executive compensation program provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to our stockholders. In making its decisions with respect to each component of executive compensation, the Compensation Committee takes into consideration the impact on the total value of these components for each executive and all executives as a group. For the fiscal year ended December 31, 2007, the principal components of our executive compensation program were:

•	base salary;
•	annual incentive compensation;
•	long-term equity incentive compensation;
•	benefits; and
•	severance and other similar benefits payable upon termination or a change in control.

The following provides an overview of our approach to each of these elements and an analysis of the executive compensation paid under each of these elements for each of the 2007 and 2006 fiscal years.

Base Salary.  Base salary represents the fixed element of our executive compensation program. All of the named executive officers, other than Mr. Howe, received a 2.5% increase over 2006 base salaries in accordance with the terms of the employment agreements entered into by each of the named executive officers upon completion of our IPO, which increase represented the change in the consumer price index during 2006. Mr. Mumma’s base salary was increased to $434,008 effective March 31, 2007 when he was named our President and Co-Chief Executive Officer. Mr. Howe’s base salary was increased to $250,000 in October 2007.

In 2006, all of the named executive officers, other than Mr. Howe, received an increase in base salary equal to the change in the consumer price index during 2005, as required under the terms of their employment agreements. Mr. Howe’s base salary was increased to $225,000 in October 2006 in connection with the passing of his first anniversary as an employee of our company.

As noted above, the base salaries of Messrs. Akre and Mumma will be $150,000 in 2008 pursuant to new employment agreements between us and each of these officers, that became effective on January 18, 2008. The execution of these employment agreements was a condition precedent to the closing of our private placement of Series A Preferred Stock. In the future, the Compensation Committee expects to establish annual base salaries for existing or newly hired executive officers commensurate with the compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our company or with which the we compete for qualified personnel. In establishing base salaries, the Compensation Committee will also consider the level of experience that the executive brings to the position and how successful the executive is in achieving goals established by the Compensation Committee. Salary adjustments will be based on a similar evaluation, a comparison of adjustments made by companies which the Compensation Committee deems to be comparable to our company and any necessary inflationary adjustments.

Annual Incentive Compensation.  Annual incentives exist in the form of bonuses available to each of the named executive officers as a means of linking compensation both to our performance overall and to objective performance criteria that are within the control of the named executive officer. The employment agreements for the named executive officers during 2007, other than Mr. Howe, provided for annual cash incentive bonuses between 0% and 200% of base salary for the executives, with the actual amount within that range to be determined by the Compensation Committee in its discretion, subject to any annual performance bonus plan approved by the Compensation Committee. After reviewing our financial performance in 2007 and the difficult market conditions under which we operated in 2007, the Compensation Committee granted discretionary cash bonuses for 2007 only to Messrs. Mumma ($150,000) and Akre ($150,000). Mr. Howe received discretionary bonuses aggregating approximately $50,000 for the purpose of retaining his services through the end of the 2007 fiscal year. The Compensation Committee did not adopt a formal performance bonus plan for the 2007 fiscal year.

For the fiscal year ended December 31, 2006, after reviewing our financial performance in 2006 and the difficult market conditions in which we were operating in early 2007, the Compensation Committee granted cash bonuses for 2006 only to Messrs. Mumma ($30,000) and Howe ($25,000). Mr. Mumma was granted a discretionary bonus of $30,000 in connection with his assumption of the role of Chief Financial Officer on November 3, 2006. Mr. Howe received a discretionary bonus of $25,000 in connection with his annual performance review. The Compensation Committee did not adopt a formal performance bonus plan for fiscal 2006.

As noted above, pursuant to the terms of their new employment agreements with us, Messrs. Akre and Mumma are each eligible to receive the payment of (i) up to $150,000 in special bonuses during 2008 if we achieve certain specified milestones and (ii) potential annual cash incentive bonuses pursuant to a performance bonus plan to be established by the Compensation Committee. With respect to the up to $150,000 in special bonuses payable to the named executive officers, each of the named executive officers will be entitled to be paid a special bonus of $75,000 upon the occurrence of each of the following events:

•	the completion of public or private issuances of our common stock (excluding any shares of our common stock issued upon conversion of our Series A Preferred Stock) generating aggregate gross proceeds to us of at least $75 million prior to December 31, 2008; and
•	the filing of a registration statement by no later than June 30, 2008, registering for resale our Series A Preferred Stock and the shares of common stock issuable upon conversion of our Series A Preferred Stock.

Pursuant to these new employment agreements, with respect to the annual cash incentive bonus payable to the named executive officers under a performance bonus plan established by the Compensation Committee, if the named executive officer satisfies the performance criteria contained in the performance bonus plan for the fiscal year, the named executive officer will receive an annual incentive bonus in cash in an amount determined by the Compensation Committee and subject to ratification by the Board. The Compensation Committee may, in its discretion, determine to pay the named executive officer an annual incentive bonus in the event the named executive officer fails to satisfy the performance criteria contained in the performance bonus plan for a fiscal year, subject to ratification by the Board. The performance bonus plan will contain both individual and corporate performance goals. Pursuant to the new employment agreements for Messrs. Akre and Mumma, the 2008 target incentive bonus for each of these named executive officers, assuming the achievement of both milestones relating to the special bonus, and the achievement of the performance goals established in the performance bonus plan, is $300,000. As of March 1, 2008, the Compensation Committee had not adopted a 2008 performance bonus plan. To motivate the named executive officers to increase their ownership of common stock, the Compensation Committee may require that executive officers receive all or a portion of their bonuses in common stock, stock options, restricted stock, performance shares and incentive shares under the 2005 Stock Plan.

Long-Term Equity Incentive Compensation.  The third component of our executive compensation program is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward the named executive officers for maximizing stockholder value. Long-term incentives are provided primarily by grants of stock options, stock awards and stock appreciation rights under our stock plans, which are administered by the Compensation Committee The named executive officers have received no long-term equity incentive awards since completion of our IPO.

Benefits.  Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The named executive officers are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance. The primary benefits for the named executive officers are as follows:

•	participation in our 401(k) Plan (we may match 25% of the first 5% of eligible compensation for each of our employees);
•	receipt of dividends on all unvested restricted stock awards (as of March 1, 2008, we had no unvested shares of restricted stock outstanding);
•	life insurance policies and supplemental long-term disability insurance policies purchased by us in the name of each of the named executive officers, other than Mr. Howe.

Severance Benefits Payable Upon Termination of Employment or a Change in Control.  In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the named executive officers with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to each of the named executive officers in the event his employment is terminated under certain circumstances. Effective January 18, 2008, we entered into new employment agreements with Messrs. Akre and Mumma. Other than these two agreements, we are no longer a party to any other employment agreements with the named executive officers. Employment agreements are reviewed annually by the Compensation Committee.

In connection with the sale of our mortgage lending business and the resignations of Steven B. Schnall and Joseph V. Fierro as executive officers of our Company on March 31, 2007, we entered into separation and release agreements with each of Messrs. Schnall and Fierro that provided for, among other things, in the case of Mr. Schnall, the vesting of 3,171 shares of unvested restricted stock held by Mr. Schnall and, in the case of Mr. Fierro, the vesting of 1,359 shares of unvested restricted stock held by Mr. Fierro. We paid no cash severance to these two individuals upon their resignation from our Company. In connection with Mr. Howe’s resignation from our Company on December 31, 2007, we paid Mr. Howe $125,000 in cash severance, which represents approximately six months base salary.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by our company on our tax return with respect to each of the named executive officers. In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders is not subject to this limit. Our 2005 Stock Plan is qualified so that performance-based restricted stock awards granted to the named executive officers under the plan are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and incentivizing the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible. In each of 2007 and 2006, we paid no compensation to any of the named executive officers that was subject to the limitations set forth in Section 162(m).

SUMMARY COMPENSATION TABLE

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 21. We summarize below the compensation paid or accrued for the fiscal year ended December 31, 2007 to each of our named executive officers during 2007:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Stock Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
David A. Akre Co-Chief Executive Officer and Vice Chairman	2007	$434,008	$150,000	$40,572	—	—	—	$51,575	$676,155
	2006	$423,423	—	$86,238	—	—	—	$41,050	$550,711

Steven R. Mumma(3) President, Co-Chief Executive Officer, Chief Investment Officer and Chief Financial Officer	2007	$404,995	$150,000	$12,562	—	—	—	$40,730	$608,287
	2006	$310,200	$30,000	$26,703	—	—	—	$21,403	$388,306

A. Bradley Howe(4) Senior Vice President, General Counsel and Secretary	2007	$231,500	$50,000	—	—	—	—	$138,974	$420,474
	2006	$204,167	$25,000	—	—	—	—	$1,946	$231,113

Steven B. Schnall(5) Chairman, President and Co-Chief Executive Officer	2007	$118,598	—	$40,274	—	—	—	$5,351	$164,223
	2006	$423,423	—	$64,375	—	—	—	$46,660	$534,458

Joseph V. Fierro(6) Chief Operating Officer of Hypotheca Capital	2007	$95,132	—	$17,264	—	—	—	$4,660	$117,056
	2006	$341,996	—	$27,592	—	—	—	$18,154	$387,742

(1)	In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for the named executive officers recognized in our audited financial statements for the year ended December 31, 2007. The compensation expense reflected here relates to restricted stock grants in connection with our IPO in 2004, which continued to vest in each of 2007 and 2006. Assumptions used in the calculation of these amounts are included in Footnote 16 to our audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2008.
(2)	The following amounts were paid as dividends on unvested restricted stock holdings during 2007 and 2006, respectively: Mr. Akre, $2,124 and $20,816; Mr. Mumma, $658 and $6,445; Mr. Schnall, $793 and $15,539; and Mr. Fierro, $340 and $6,660. Dividends are paid based on the same rate as the dividends on shares of our common stock. The balance represents premiums payable for life insurance policies in the amount of $3.0 million per person (the amount with respect to Mr. Mumma was $1.5 million) and supplemental long-term disability insurance policies for each of the named executive officers and the value of the matching contribution made by us to the named executive officers 401(k) Plan during 2006, at which time we matched 25% of the first 5% of eligible compensation for each of our employees for purposes of calculating our matching contribution. We did not match any 401(k) Plan contributions in 2007. Other compensation for Mr. Howe includes $125,000 for severance.
(3)	Mr. Mumma was named Chief Financial Officer effective November 3, 2006 and President and Co-Chief Executive Officer of our company effective March 31, 2007.
(4)	Mr. Howe was named Secretary effective November 3, 2006. His employment with us ended effective December 31, 2007.
(5)	Mr. Schnall resigned as President and Co-Chief Executive Officer effective March 31, 2007 and resigned as non-executive Chairman effective January 18, 2008. Compensation paid in 2007 was for the period January 1, 2007 through March 31, 2007. This table excludes compensation paid to Mr. Schnall in 2007 for his service as a non-employee director from April 1, 2007 through December 31, 2007.
(6)	Mr. Fierro resigned as Chief Operating Officer of Hypotheca Capital, LLC effective March 31, 2007.

Grants of Plan-Based Awards

We did not grant plan-based awards to the named executive officers during the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2007, we had no outstanding unexercised stock options, unvested restricted stock options or equity incentive plan awards.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of restricted stock for the named executive officers during the fiscal year ended December 31, 2007.

	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
David A. Akre	—	—	4,248	$40,572	(1)
Steven R. Mumma	—	—	1,315	$12,562	(1)
Steven B. Schnall	—	—	3,171	$40,274	(2)
Joseph V. Fierro	—	—	1,359	$17,264	(2)

(1)	Value is determined by multiplying the number of unvested shares by $9.55, the closing sale price for our common stock on June 29, 2007.
(2)	Value is determined by multiplying the number of unvested shares by $12.70, the closing sale price for our common stock on March 31, 2007.

Additional Compensation Arrangements

Employment Agreements

We entered into employment agreements with each of the executive officers named in the executive compensation table above, other than Mr. Howe, simultaneous with our IPO. In each of December 2004 and March 2007, we amended Mr. Mumma’s employment agreement to increase his base salary to be commensurate with his job responsibilities. On September 15, 2005, we executed an offer letter that contains the material terms of Mr. Howe’s employment with us. All of these employment agreements were no longer in effect as of January 18, 2008.

Effective January 18, 2008, and as a condition precedent to the closing of the private placement of our Series A Preferred Stock, we entered into new employment agreements with each of Messrs. Akre and Mumma. These employment agreements for Messrs. Akre and Mumma will expire on December 31, 2009, unless further extended or sooner terminated, and have no automatic extension or renewal feature. Each of the new employment agreements with Messrs. Akre and Mumma provide for (i) an initial base salary of $150,000, (ii) the payment of up to $150,000 in special bonuses during 2008 if we achieve certain specified milestones and (iii) payment of potential annual cash incentive bonuses pursuant to a performance bonus plan to be established by the compensation committee of the Board of Directors. The Board or the Compensation Committee will review the base salary annually to determine whether the base salary should be increased.

The employment agreements for Messrs. Akre and Mumma provide that the named executive officers will devote substantially all of their working time and efforts to our business and affairs; provided, however, that the executives named above are not precluded from serving as a director or trustee in any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of the executive’s duties. The employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	committing fraud or misappropriating, stealing or embezzling funds or property from us or our affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on our behalf or on behalf of our affiliates;

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony which in the reasonable opinion of the board of directors brings the executive into disrepute or is likely to cause material harm to our business, customer or suppliers relations, financial condition or prospects;
•	a willful failure by the executive to perform his material duties under the employment agreement that continues for a period of 30 days after written notice to the executive;
•	knowingly violating or breaching any material law or regulation to the material detriment of us or our affiliates; or
•	the breach non-disclosure agreement between the executive and us that causes or is reasonably likely to cause material harm to us.

In addition, each of Messrs. Akre and Mumma has the right under his employment agreement to resign for “good reason” in the event of (a) a failure on our part to comply with any material provision of the employment agreement that is not cured within 30 days after written notice to us; (b) an assignment to the executive of any material duties inconsistent with the executive’s position with us or a substantial adverse alteration in the nature or status of the executive’s responsibilities without the consent of the executive; (c) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of our company without the consent of the executive; (d) the relocation of our principal place of business outside of the Borough of Manhattan in the City of New York without the consent of the executive; and (e) any failure on our part to pay the executive’s base salary or any incentive bonus to which the executive is entitled under our bonus plan that, in either case, is not cured within ten days after written notice to us, or any failure of our compensation committee to approve a bonus plan for any fiscal year.

Pursuant to their employment agreement, Messrs. Akre and Mumma receive four weeks of paid vacation annually and various other customary benefits. In addition, we have purchased a term life insurance policy for each of Messrs. Akre and Mumma with a death benefit of $3.0 million and will also reimburse each of the named executive officers (other than Mr. Howe) for the income tax they incur with respect to our payment of the premiums on these policies.

We have the right to obtain a key man life insurance policy for our benefit on the life of each of our executives.

The employment agreements referred to above also provide that the named executives are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees. Participation in employee benefit plans will be subject to the terms of such benefit plans as in effect from time to time.

If the executives’ employment is terminated for “cause” or the executive resigns other than for “good reason,” we will pay the executive his full base salary through to the date of termination and reimburse the executive for all reasonable and customary expenses associated with his employment by us through the date of termination. If however, we terminate the executive, without cause (other than for death or disability) or the executive terminates his employment for good reason, we will be obligated to pay (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which the executive is entitled as of the date of termination under any compensation plan or program of ours, including the annual bonus plan and all accrued but unused vacation time; (b) $500,000 in liquidated damages, except that in the event of a change of control during 2008, the amount shall include the $500,000 plus the executive’s target bonus for the year in which the change of control occurred; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement.

In addition, in the event of a termination of Messrs. Akre or Mumma’s employment by us for any reason other than for cause, all of the options, restricted stock awards and any other equity awards granted to such executive shall become fully vested, unrestricted and exercisable as of the date of termination.

Our obligation to make payments to an executive as described above is conditioned on the executive’s delivery to us of a general release of all claims against us.

Upon a change in control of us, all of the options, restricted stock awards and any other equity awards granted to such executive shall become fully vested, unrestricted and exercisable as of the date of termination. In general terms, a change of control of us will be deemed to occur:

•	if a person or entity, acting alone or as part of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, acquires more than 50% of our then outstanding voting securities;
•	if the holders of our outstanding voting securities approve the transfer of all or substantially all of our total assets on a consolidated basis;
•	if the holders of our outstanding voting securities approve a transaction pursuant to which we will undergo a merger, consolidation, or statutory share exchange (unless the holders of our voting shares immediately prior to the transaction have at least 50% of the combined voting power of the securities in the surviving entity resulting from the transaction or its parent);
•	if the holders of our outstanding voting securities approve a plan of complete liquidation or upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets;
•	if a majority of the members of our board of directors votes in favor of a resolution stating that a change in control of us has occurred; or
•	if our continuing directors cease for any reason to constitute a majority of the members of our board of directors.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to the named executive officers in the event termination or change in control payments would have been triggered under their employment agreements as of December 31, 2007. Effective March 31, 2007, Messrs. Schnall and Fierro resigned their executive positions with our company and terminated their employment agreements. Mr. Howe ceased to be employed by the Company effective December 31, 2007. The information set forth below is based on the employment agreements that were in effect as of December 31, 2007 for each of Messrs. Akre, Mumma and Howe.

Payments Due Upon Termination Without Cause

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
David A. Akre	1,302,025	450,000	—	—	—	—	23,719	1,775,744
Steven R. Mumma	1,214,985	450,000	—	—	—	—	34,526	1,699,511
A. Bradley Howe	125,000	—	—	—	—	—	6,987	131,987

Payments Due Upon Termination Due to Disability

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
David A. Akre	217,004	—	—	—	—	—	14,710	231,714
Steven R. Mumma	202,497	—	—	—	—	—	15,863	218,360
A. Bradley Howe	125,000	—	—	—	—	—	2,739	127,739

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
David A. Akre	434,008	—	—	—	—	—	—	434,008
Steven R. Mumma	404,995	—	—	—	—	—	—	404,995
A. Bradley Howe	125,000	—	—	—	—	—	—	125,000

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
David A. Akre	1,302,025	450,000	—	—	—	—	23,719	1,775,744
Steven R. Mumma	1,214,985	450,000	—	—	—	—	34,526	1,699,511
A. Bradley Howe	125,000	—	—	—	—	—	6,987	131,987

Limitation on Liability and Indemnification

Our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit of money, property or services; or
•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses. Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;
•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Alan L. Hainey (Chairman)
Steven M. Abreu
Steven G. Norcutt

April 18, 2008

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of David R. Bock (Chairman), Alan L. Hainey and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2007 in the annual report to stockholders.

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61 (SAS 61), as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent registered public accounting firm its independence from the Company.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee also recommended that Deloitte & Touche LLP be retained as the Company’s independent registered public accounting firm for the 2008 fiscal year.

Audit Committee

David R. Bock (Chairman)
Alan L. Hainey
Steven G. Norcutt

April 18, 2008

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for our company as of and for the years ended December 31, 2007 and 2006, by Deloitte & Touche LLP were as follows:

Fee Type	2007	2006
Audit Fees(1)	$785,000	$792,000
Audit-Related Fees(2)	7,300	37,500
Tax Fees(3)	77,000	75,000
All Other Fees		—
Total Fees	$869,300	$904,500

(1)	Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the integrated audit of our consolidated financial statements and our Annual Report on Internal Control over Financial Reporting included in our annual reports and the reviews of the financial statements included in our quarterly reports.
(2)	Audit-Related Fees represent the aggregate fees billed for professional services related to the issuance of procedures, letters and related services in connection with loan securitizations, a shelf registration statement filed on Form S-3 under the Securities Act of 1933, as amended and the review of accounting matters for anticipated transactions or new accounting pronouncements and general discussions regarding the application of accounting principles.
(3)	Tax Fees represent the aggregate fees billed for professional services rendered in the preparation of our tax returns and consulting services related to alternative strategies analysis.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Deloitte & Touche during 2007 is compatible with maintaining Deloitte & Touche’s independence from the Company as its independent registered public accounting firm. For the year ended December 31, 2007, the Audit Committee pre-approved all services rendered by Deloitte & Touche LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

The Company’s 2007 Annual Report to Stockholders is being mailed to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock or Series A Preferred Stock in “street” name for beneficial owners of our common stock or Series A Preferred Stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock or Series A Preferred Stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock or Series A Preferred Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 1301 Avenue of the Americas, New York, New York, 10019, Attention: Secretary. You can also refer to our web site at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Secretary

April 29, 2008
New York, New York

PROXY

NEW YORK MORTGAGE TRUST, INC.

Annual Meeting of Stockholders

Solicited by the Board of Directors

The undersigned hereby appoints David A. Akre and Nathan R. Reese and each of them as attorney-in-fact and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and hereby authorizes each of Messrs. Akre and Reese to vote, as designated below, all of the shares of common stock or Series A Preferred Stock, as applicable, of New York Mortgage Trust, Inc. held of record by the undersigned on April 23, 2008, at the Annual Meeting of Stockholders to be held on June 12, 2008, at 9:00 a.m., local time, at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166, and any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

NEW YORK MORTGAGE TRUST, INC.

June 12, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 061208

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS ONE AND TWO LISTED BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect seven directors ("Proposal One").

- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Steven M. Abreu
- ○ David A. Akre
- ○ David R. Bock
- ○ James J. Fowler
- ○ Alan L. Hainey
- ○ Steven R. Mumma
- ○ Steven G. Norcutt

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 ("Proposal Two").	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the election of all nominees for director and "FOR" the ratification and approval of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.